EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-116345 and 333-129609) of Digirad Corporation of our reports dated February 28, 2006 with respect to: (1) the consolidated financial statements and schedule of Digirad Corporation, and (2) Digirad Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Digirad Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Diego, California

March 1, 2006